Exhibit 99.1

Contact:
Jeff Misakian, Valeant Pharmaceuticals
714-545-0100 ext. 3309

VALEANT PHARMACEUTICALS REPORTS FIRST QUARTER 2004 RESULTS

—Strategic Investments in Research and Development and Operations on Track—

—Viramidine Progresses in Phase 3 Trials—

     COSTA MESA, Calif., May 6, 2004 – Valeant Pharmaceuticals (NYSE: VRX) today announced first quarter 2004 revenues of $157.7 million, compared with $158.7 million in the same period last year. Specialty pharmaceutical product sales were $132.3 million, a 20 percent increase over the $110.1 million reported in the same period last year. Ribavirin royalties were $25.4 million in the first quarter of 2004, down 48 percent compared to the $48.6 million reported in the same period last year.

     The company reported a net loss for the 2004 first quarter of $13.6 million, or $0.16 per diluted share, compared with net income of $13.7 million, or $0.16 per diluted share, in the same period last year. The loss from continuing operations in the 2004 first quarter was $10.5 million, or $0.12 per diluted share. The 2004 results contain a write-off of the purchase price attributable to in-process research and development related to the recent acquisition of Amarin Pharmaceuticals of $11.4 million ($7.2 million after tax). Excluding the in-process research and development charge, Valeant reported a loss from continuing operations for the 2004 first quarter of $3.3 million, or $0.04 per diluted share, compared to income from continuing operations of $13.2 million, or $0.16 per diluted share, recorded in the same period a year ago.

     A reconciliation of GAAP results to those excluding non-recurring and unusual items is provided in Table 2.

     The results for the 2004 first quarter, compared to the same period last year, primarily reflect a decrease in royalty revenue, as well as an increase in selling, research and development, and amortization expenses, partially offset by higher product sales and a decline in general and administrative costs.

     “As promised, we have increased our investment in research and development and made strategic investments that we believe will drive future growth in our business,” Chairman and Chief Executive Officer, Robert W. O’Leary said. “Our investment in research and development is allowing us to accelerate our two lead compounds through the clinical and regulatory process. We have made progress in ameliorating some of the loss of revenue created by the declining royalties with the growth of our product sales. As we have previously communicated, it is not possible to grow our existing portfolio sufficiently to close this gap completely. Our future success will depend upon continued growth in our core portfolio, along with acquisitions and, of course, our important pipeline activities. “

     Specialty pharmaceutical sales were higher in nearly every region. North America showed 80 percent growth in the first quarter of 2004 with revenues of $27.6 million, compared with $15.4 million in the same quarter of 2003. The improvement in North America was primarily due to reduced sales in the 2003 first quarter, as a result of the company’s U.S. wholesale inventory reduction measures and increased sales of Efudex, due to stronger demand in the first quarter of 2004. In addition, sales were higher in North America due to increased demand for other products in the quarter, including Kinerase.

     European product sales in the 2004 first quarter increased 14 percent to $63.1 million, compared to the same period in the prior year. Results in Europe were driven by an increase in sales of Mestinon® and Dermatix®. European product sales were favorably impacted by foreign currency translation. Sales in Latin America increased 11 percent to $29.2 million in the first quarter of 2004, compared to the same period in the prior year. Sales in the AAA region totaled $12.4 million in the 2004 first quarter, which were relatively flat compared to the same period last year.

     The decline in royalty revenue reflects a decrease in sales of Rebetol® by Schering-Plough in the quarter. Valeant also received royalty revenues under a license to F. Hoffmann-La Roche (Roche) which markets ribavirin worldwide under the brand name Copegus®.

     In April 2004, the U.S. Food and Drug Administration approved Abbreviated New Drug Applications for two generic manufacturers to market ribavirin in the U.S., both of which launched their products into the marketplace. Schering-Plough also subsequently launched a generic version of ribavirin through a subsidiary. These actions and the concomitant loss of royalties from Roche in the U.S. are expected to result in a significant decline in royalty revenue in the U.S. market in future periods.

     Gross margin increased to 65 percent in the 2004 first quarter versus 63 percent in the same period in the prior year. The improved gross margin primarily reflects the increase in sales from North America. These factors were partially offset by implementation of the company’s manufacturing and supply chain initiative, announced in the third quarter of 2003, which includes the impact of accelerated depreciation.

     Selling expenses in the 2004 first quarter increased 28 percent to $47.7 million compared to the same period last year. The selling expense increase reflects investment in targeted marketing campaigns for the company’s global products, as well as an impact from foreign currency translation. General and administrative expenses decreased 22 percent, to $23.9 million, compared to the same period last year, primarily reflecting a decrease in legal fees, which can vary significantly from quarter to quarter. As a percent of product sales, selling, general and administrative expenses declined to 54 percent in the 2004 first quarter, compared to 62 percent in the same period last year.

     Research and development costs in the 2004 first quarter increased significantly over last year to $18.5 million, primarily due to the acceleration of Phase 3 trials for Viramidine and the Phase 1 trials for remofovir. Amortization expense in the 2004 first quarter was $13.3 million, an increase of 65 percent over the same period last year, primarily due to the company’s purchase last year of the minority interest in Ribapharm and the recent purchase of Amarin.

     Net interest expense increased 63 percent in the 2004 first quarter to $11.9 million, primarily due to new debt issued in late 2003 in conjunction with the company’s refinancing initiative. Interest expense for the quarter includes $5.7 million attributable to the remaining 6 1/2 percent convertible notes, which are expected to be redeemed in July 2004.

     Cash at March 31, 2004 totaled $845.5 million, compared with $872.1 million at year-end 2003. Accounts receivable decreased to $135.1 million at March 31, 2003, down from $162.4 million at year end 2003.

About Valeant

     Valeant Pharmaceuticals International (NYSE: VRX) is a global, publicly traded, research-based specialty pharmaceutical company that discovers, develops, manufactures and markets a broad range of pharmaceutical products. More information about Valeant can be found at www.valeant.com.

FORWARD-LOOKING STATEMENTS

     This press release contains forward looking statements that involve risk and uncertainty, including, but not limited to, projections of future sales, royalty income, operating income, returns on invested assets, regulatory approval processes, competition from generic products, marketplace acceptance of the company’s products, success of the company’s strategic repositioning initiatives and the ability of management to execute them, cost-cutting measures, success of the company’s strategic plan and the ability to achieve financial targets and cost reduction goals, and other risks detailed from time to time in Valeant’s SEC filings. These statements are based on management’s current expectations and involve risks and uncertainties which include, Valeant’s ability to retain key employees, reduce costs, general economic factors and business and capital market conditions, general industry trends and changes in tax law requirements and government regulation. Valeant wishes to caution the reader that these factors, as well as other factors described in Valeant’s SEC filings, are among the factors that could cause actual results to differ materially from the expectations described in the forward looking statements.

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Table I

Valeant Pharmaceuticals International
Consolidated Condensed Statement of Income
for the three months ended March 31, 2004 and 2003

	Three Months Ended
	March 31,
In thousands, except per share data	2004	2003	% Change
Product sales	$132,325	$110,134	20%
Royalties	25,377	48,583	-48%

Total revenues	157,702	158,717	-1%
Cost of goods sold	46,712	41,239	13%
Selling expenses	47,742	37,278	28%
General and administrative expenses	23,875	30,593	-22%
Research and development costs	18,463	9,159	102%
Acquired in-process research and development (1)	11,386	—	—
Amortization expense	13,287	8,067	65%

	161,465	126,336	28%

Income (loss) from operations	(3,763)	32,381	—
Interest expense, net	(11,899)	(7,310)
Other income (expense), net including translation and exchange	(1,046)	4,091

Income (loss) from continuing operations before provision for income taxes and minority interest	(16,708)	29,162
Provision (benefit) for income taxes	(6,182)	11,082
Minority interest	(14)	4,859

Income (loss) from continuing operations	(10,512)	13,221
Income (loss) from discontinued operations, net	(3,061)	449

Net income (loss)	$(13,573)	$13,670

Basic earnings per common share
Income (loss) from continuing operations	$(0.12)	$0.16
Discontinued operations, net	(0.04)	—

Net income (loss)	$(0.16)	$0.16

Shares used in per share computation	83,447	84,104

Diluted earnings per common share
Income (loss) from continuing operations	$(0.12)	$0.16
Discontinued operations, net	(0.04)	—

Net income (loss)	$(0.16)	$0.16

Shares used in per share computation	83,447	84,307

(1)	Expense associated with the write-off of acquired in-process research and development (“IPR&D”) related to the Amarin acquistion.

Table 2

Valeant Pharmaceuticals International
Reconciliation of earnings per share calculation excluding IPR&D for the three months ended March 31, 2004 and 2003

	Three Months Ended
(In thousands, except per share data)	March 31, 2004	March 31, 2003
Income (loss) from continuing operations	$(10,512)	$13,221
Excludes:
IPR&D	11,386	—
Tax effect on IPR&D	(4,213)	—

Net income (loss) from continuing operations before IPR&D (1)	$(3,339)	$13,221

Diluted EPS from continuing operations before IPR&D	$(0.04)	$0.16

Shares used in per share calculation	83,447	84,307

(1)	The financial results above are adjusted to exclude the effects of IPR&D. The company’s chief decision maker excludes this item in assessing financial performance, primarily due to its non-operational nature.

Table 3

Valeant Pharmaceuticals International
Consolidated Condensed Statement of Revenue and Operating Income
for the three months ended March 31, 2004 and 2003
(in thousands)

	Three Months Ended
	March 31,
Revenues	2004	2003	% Change
North America	$27,629	$15,371	80%
Latin America	29,153	26,371	11%
Europe	63,119	55,576	14%
AAA	12,424	12,816	-3%

Total pharmaceuticals	132,325	110,134	20%
Royalty revenues	25,377	48,583	-48%

Consolidated revenues	$157,702	$158,717	-1%

Cost of goods sold	$46,712	$41,239	13%

Gross profit margin on product sales	65%	63%

Operating Income (Loss)
North America	$6,884	$(2,931)	—
Latin America	5,813	6,779	-14%
Europe	8,614	7,138	21%
AAA	(123)	1,650	—

	21,188	12,636	68%
IPR&D	(11,386)	—	—

Total pharmaceuticals	9,802	12,636	-22%

R&D Division	(972)	33,543	—

Consolidated segment operating income	8,830	46,179	-81%
Corporate expenses	(12,593)	(13,798)	-9%

Total consolidated operating income (loss)	$(3,763)	$32,381

Reconciliation of consolidated operating income to earnings before interest, taxes, depreciation and amortization (“EBITDA”)

	Three Months Ended
	March 31,
	2004	2003	% Change
Consolidated operating income (loss) (GAAP)	$(3,763)	$32,381	—
Depreciation and amortization	21,657	14,263	52%

EBITDA (non-GAAP) (1)	17,894	46,644	-62%
IPR&D	11,386	—	—

EBITDA (non-GAAP) excluding IPR&D	$29,280	$46,644	-37%

(1)	The company believes that EBITDA is a meaningful non-GAAP financial measure as an earnings derived indicator that approximates cashflow. EBITDA as defined and presented by the company may not be comparable to similar measures reported by other companies.

Table 4

Valeant Pharmaceuticals International
Consolidated Condensed Statement of Gross Profit
for the three months ended March 31, 2004 and 2003
(in thousands)

	Three Months Ended
	March 31, 2004		March 31, 2003
		Gross Margin		Gross Margin
	Gross Profit	Percent	Gross Profit	Percent
North America	$23,519	85%	$9,758	63%
Latin America	20,244	69%	19,213	73%
Europe	36,747	58%	33,657	61%
AAA	5,103	41%	6,267	49%

Total pharmaceuticals	$85,613	65%	$68,895	63%

Table 5

Valeant Pharmaceuticals International
Consolidated Balance Sheet Data
as of March 31, 2004 and December 31, 2003
(in thousands)

	March 31,	December 31,
	2004	2003
Cash	$845,516	$872,056
Accounts receivable, net	135,053	162,402
Inventory, net	99,699	91,906
Long-term debt	1,121,866	1,120,038
Total equity	587,109	605,364

Table 6

Valeant Pharmaceuticals International
Supplemental Non-GAAP Information
(in thousands)

	Three Months Ended
	March 31,
	2004	2003
Consolidated
Product sales	$132,325	$110,134
Currency effect	(8,023)
Product sales, excluding currency impact	$124,302
Operating income (loss)	$(3,763)	$32,381
Currency effect	(538)
Operating income, excluding currency impact	$(4,301)
Geographic Product Sales
North America pharmaceuticals	$27,629	$15,371
Currency effect	(418)
North America pharmaceuticals, excluding currency impact	$27,211
Latin America pharmaceuticals	$29,153	$26,371
Currency effect	(474)
Latin America pharmaceuticals, excluding currency impact	$28,679
Europe pharmaceuticals	$63,119	$55,576
Currency effect	(6,183)
Europe pharmaceuticals, excluding currency impact	$56,936
AAA pharmaceuticals	$12,424	$12,816
Currency effect	(948)
AAA pharmaceuticals, excluding currency impact	$11,476

Note: Currency effect is determined by comparing adjusted 2004 reported amounts, calculated using 2003 monthly average exchange rates, to the actual 2003 reported amounts. Constant currency sales is not a GAAP defined measure of revenue growth. Constant currency sales as defined and presented by the company may not be comparable to similar measures reported by other companies.